Filed pursuant to Rule 424(b)(3)

SEC File No. 333-285547

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated March 12, 2025)

Scinai Immunotherapeutics Ltd.

3,022,796 AMERICAN DEPOSITARY SHARES REPRESENTING 12,091,184,000 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of March 12, 2025 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-285547). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbols “SCNI.” On June 4, 2025, the closing price for our ordinary shares on the Nasdaq Stock Market LLC was $2.52 per ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 5, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of June 2025

Commission File Number: 001-37353

SCINAI IMMUNOTHERAPEUTICS LTD.

(Translation of registrant’s name into English)

Jerusalem BioPark, 2nd Floor

Hadassah Ein Kerem Campus

Jerusalem, Israel

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

Explanatory Note

On June 5, 2025, Scinai Immunotherapeutics Ltd. issued a press release announcing receipt of Italian government clearance for the potential acquisition of Pincell S.r.l.

A copy of the press release is furnished herewith as Exhibit 99.1.

This Report on Form 6-K is hereby incorporated by reference into the registrant’s Registration Statements on Form S-8 (File No. 333-271293 and File No. 333-239344) and Form F-3 (File No. 333-274078 and File No. 333-276767), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibit Index

Exhibit No.	Description
99.1	Press release dated June 5, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Scinai Immunotherapeutics Ltd.

Date: June 5, 2025	By:	/s/ Amir Reichman
Amir Reichman
Chief Executive Officer

Exhibit 99.1

Scinai Immunotherapeutics Receives Italian Government Clearance Under Golden Power Regulation for Potential Acquisition of Pincell S.r.l.

The regulatory approval marks a key milestone toward the potential acquisition of Pincell, removing a major condition precedent under the option agreement and allowing Scinai to advance toward finalizing the transaction, subject to customary remaining conditions.

JERUSALEM, June 5, 2025 /PRNewswire/ -- Scinai Immunotherapeutics Ltd. (NASDAQ: SCNI), a biopharmaceutical company specializing in inflammation and immunology (I&I) biological products and providing CDMO services through its Scinai Bioservices unit, today announced that the Italian government has granted clearance under the Golden Power regulation (Law Decree No. 21/2012) for Scinai's option to acquire 100% of the share capital and voting rights of Pincell S.r.l., an Italian biotechnology company.

This approval was issued following a review by the Coordination Group for the exercise of special powers, based on the outcome of the assessment conducted by the Ministry of Health, the competent authority. The clearance pertains to the transaction as presented in the notification submitted on April 5, 2025, which includes the granting of a license by Pincell and Scinai's Polish subsidiary, Scinai Immunotherapeutics Sp. Z.O.O, for the use of Pincell's intellectual property rights.

"We are pleased to have received this regulatory clearance, which represents a significant step forward in our planned acquisition of Pincell," said Amir Reichman, CEO of Scinai Immunotherapeutics. "While this approval addresses a key regulatory requirement, it does not signify the completion of the transaction. We continue to work diligently to satisfy all remaining conditions necessary to exercise our option and finalize the acquisition."

Scinai entered into a binding option agreement to acquire Pincell in March 2025. Pincell's lead candidate, PC111, is a fully human monoclonal antibody targeting the Fas/FasL pathway, currently in development for treating severe dermatological conditions such as Pemphigus, Stevens-Johnson Syndrome (SJS), and Toxic Epidermal Necrolysis (TEN). PC111 has already received Orphan Drug Designation in Pemphigus by the European Medicines Agency.

In anticipation of the acquisition, Scinai's wholly owned Polish subsidiary submitted a €12 million grant application under the European Funds for a Modern Economy (FENG) program to fund the next stage of PC111's development. An award decision is expected by mid-July to early August 2025.

Completion of the acquisition remains subject to the fulfillment of additional closing conditions, including the successful outcome of the grant application and other customary requirements.

About Scinai Immunotherapeutics

Scinai Immunotherapeutics Ltd. (NASDAQ: SCNI) is a biopharmaceutical company with two complementary business units, one focused on in-house development of inflammation and immunology (I&I) biological therapeutic products beginning with an innovative, de-risked pipeline of nanosized VHH antibodies (nanoAbs) targeting diseases with large unmet medical needs, and the other a boutique CDMO providing biological drug development, analytical methods development, clinical cGMP manufacturing, and pre-clinical and clinical trial design and execution services for early stage biotech drug development projects.

Company website: www.scinai.com.

Company Contacts

Investor Relations - Allele Capital Partners | +1 978 857 5075 | aeriksen@allelecapital.com

Business Development | +972 8 930 2529 | bd@scinai.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements reflect management's current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause the results to differ materially from those expected by the management of Scinai Immunotherapeutics Ltd. Risks and uncertainties include, but are not limited to;  the risk that the Company will be unable to satisfy all of the other additional closing conditions to acquire Pincell; that the Company will be unable to  remain compliant with the continued listing requirements of Nasdaq; lower than anticipated revenues of Scinai's CDMO business in 2025 and thereafter; failure to sign agreements with other potential clients of the CDMO business; a delay in the commencement and results of pre-clinical and clinical studies, including the Phase 1/2a study for psoriasis, the risk of delay in, Scinai's inability to conduct, or the unsuccessful results of, its research and development activities, including the contemplated in-vivo studies and a clinical trial; the risk that Scinai will not be successful in expanding its CDMO business or in-license other nanoAbs; the risk that Scinai may not be able to secure additional capital on attractive terms, if at all; the risk that the therapeutic and commercial potential of nanoAbs will not be met or that Scinai will not be successful in bringing the nanoAbs towards commercialization; the risk of a delay in the preclinical and clinical trials data for nanoAbs, if any; the risk that our business strategy may not be successful; Scinai's ability to acquire rights to additional product opportunities; Scinai's ability to enter into collaborations on terms acceptable to Scinai or at all; timing of receipt of regulatory approval of Scinai's manufacturing facility in Jerusalem, if at all or when required; and the risk that drug development involves a lengthy and expensive process with uncertain outcomes. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission ("SEC") on May 7, 2025, and the Company's subsequent filings with the SEC. Scinai undertakes no obligation to revise or update any forward-looking statement for any reason.